EXHIBIT 5.1

HOWARD, RICE,                                    Three Embarcadero Center
NEMEROVSKI,                                      Seventh Floor
CANADY, FALK                                     San Francisco, CA 94111-4024
& RABKIN                                         Telephone 415.434.1600
---------------                                  Facsimile 415.217.5910
                                                 www.howardrice.com

A Professional                                   Writer's Information:
Corporation                                         Denis T. Rice

                                October 27, 2003

Billy Dead, Inc.
2312 Lorenzo Drive
Los Angeles, CA 90068

      Re:   Public Offering
            of up to 954,000 shares of Series A
            Preferred Stock, par value $0.001 per share, of Billy Dead, Inc.

Ladies and Gentlemen:

      You have requested our opinion in connection with the issuance and sale by Billy Dead, Inc., a Delaware corporation (the "Company"), of up to 954,000 shares of its Series A Preferred Stock, par value $0.001 per share (the "Shares"), and up to 54,000 warrants to purchase 54,000 of the Shares (the "Warrants"), all in an offering pursuant to a "best-efforts" Underwriting Agreement by and among the Company and Civilian Capital as underwriter (the "Underwriting Agreement"). The issuance and sale of the Shares will be made under the Company's registration statement on Form SB-2 (No. 333-104620) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission").

      In connection with this opinion, we have examined the following documents:

            1. The Registration Statement, including the amendments thereto;

            2. The Underwriting Agreement;

            3. The Warrant Agreement applicable to purchase and sale of the Warrants;

            4. The Company's Amended and Restated Certificate of Incorporation, and the Company's Bylaws, including the Amendment dated as of June 15, 2003;

            5. Copies of minute books of the Company, provided to us by certain officers of the Company; and

            6. Such other documents of which we are aware, including certificates of officers of the Company, as we considered necessary to enable us to give this opinion.


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      In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

      As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the second paragraph of this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the laws of the State of Delaware, including applicable provisions of constitutional, statutory and regulatory law and applicable judicial and regulatory determinations.

      On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued, sold and delivered in accordance with the terms of the Underwriting Agreement, and for the consideration required thereby, both the Warrants and the Shares will be validly issued, fully paid, and nonassessable, and that the Warrants are legal and binding obligations of the Company under applicable state contract laws governing the Warrant Agreement.

      The opinion set forth above is given only as of the date hereof and such other date as the Registration Statement may be declared effective by the Commission. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN

A Professional Corporation


By: /S/ DENIS T. RICE
    -----------------
    Denis T. Rice


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